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                          PIPELINE PURCHASE AGREEMENT


         THIS AGREEMENT is made and entered into effective as of the 31st day of December, 1998 (the "Effective Date"), by and between UNITED STATES GAS GATHERING CO., INC., a Delaware corporation (the "Seller"), and NORTHERN OSAGE GAS ASSOCIATION, L.L.C. (the "Buyer").

         WHEREAS, Seller is the owner of an undivided 50% interest in a natural gas pipeline in Osage County, Oklahoma; and

         WHEREAS, Seller desires to sell and Buyer desires to purchase the Seller's interest in the Pipeline upon the terms and conditions contained herein;

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

         1. Purchase and Sale of Pipeline. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer and Buyer agrees to purchase from the Seller, all of the Seller's right, title and interest, if any, in the pipeline depicted on Exhibit A as the ZCA Pipeline, including all of the assets, properties, rights and operations of Seller constituting part of or used directly in the operation of such pipeline, all agreements relating to such pipeline and the operation or maintenance thereof, including contracts for the purchase, transportation or sale of gas, and all inventories of natural gas liquids in such pipeline as of the Effective Date (collectively, the "Pipeline"). The assets included in the Pipeline are more particularly described in the Quit Claim Deed, Assignment and Bill of Sale attached hereto as Exhibit B (the "Quit Claim").

         2. Purchase Price and Delivery. The total purchase price (the "Purchase Price") that shall be paid by Buyer for the Pipeline shall be $245,000, payable by wire transfer to Seller at the Closing. Seller shall deliver to Buyer at Closing, concurrently with the payment of the Purchase Price, (i) the Quit Claim, duly executed and acknowledged by Seller and (ii) a certificate of the Secretary of the Seller, in form and substance reasonably satisfactory to Buyer, certifying the incumbency of each of the officers of Seller executing this Agreement or any other document delivered hereunder.

         3. Closing. The consummation of this transaction (the "Closing") shall occur contemporaneously with the execution of this Agreement at the office of United States Exploration, Inc., 1560 Broadway, Suite 1900, Denver, Colorado 80202 or at such other place as the parties may agree.

         4. Assignment and Assumption of Contracts. Effective as of the Effective Date, Seller hereby assigns to Buyer, and Buyer hereby assumes and agrees to promptly and fully perform all of Seller's obligations under, all contracts and agreements relating to the Pipeline, including, without limitation, all contracts for the purchase, transportation or sale of natural


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gas and natural gas liquids. Without limiting the generality of the foregoing,
Seller assigns and Buyer assumes and agrees to perform the contracts described in Exhibit C.

         5. Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Paragraph 5 are correct as of the date of this Agreement. Said representations and warranties are made by Seller to Buyer for the sole benefit of Buyer and shall survive the Closing until the date which is the earlier of (i) one (1) year from the date of the Closing; or (ii) Buyer's subsequent sale of the Pipeline to a third party (not at all times controlled by Buyer):

                  (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Seller has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of Seller and is fully enforceable against Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

                  (b) To the knowledge of the Seller, and except as otherwise disclosed to Buyer in writing, (i) the Pipeline is in compliance in all material respects with all applicable laws and regulations, and (ii) the Seller is not in default of any order, writ, injunction or decree relating to the Pipeline. This representation and warranty shall not apply to liabilities attributable to environmental matters, subject to subparagraph 5(g) below.

                  (c) Seller has no knowledge of (i) any threatened or pending lawsuits relating to the Pipeline or (ii) any threatened or pending proceedings or governmental investigations relating to the Pipeline, except, in each case, as otherwise disclosed to Buyer in writing.

                  (d) To the knowledge of Seller, (i) Seller possesses all material governmental licenses, permits, certificates, orders, consents, approvals, franchises and authorizations legally required to enable it to own and operate the Pipeline and (ii) Seller is in compliance in all material respects with the requirements of the foregoing. Seller makes no representation or warranty that any such licenses, permits, certificates, orders, consents, approvals, franchises or authorizations are assignable to Buyer or that Buyer will be able to obtain new ones in its own name after the Closing.

                  (e) The Seller has made available to the Buyer all material information concerning the Pipeline that is known to the Seller.

                  (f) The Seller has no knowledge of the existence of any liens or encumbrances on the Pipeline, other than liens for taxes not yet due and mechanics liens, operators liens and the like securing obligations arising in the ordinary course of business that are not overdue.



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                  (g) In the opinion of the Chief Executive Officer of Seller, based solely upon his own actual knowledge, there are no environmental problems relating to the Pipeline that would have a material adverse effect upon the Pipeline or its operation.

                  (h) To the knowledge of the Seller, the Seller has not received any notice of default under the agreements described in Exhibit C.

                  (i) The consummation by Seller of the transactions contemplated hereby will not (i) violate or constitute a default under the Articles of Incorporation or Bylaws of Seller or (ii) result in the creation or imposition of any lien, charge or encumbrance upon the Pipeline.

         6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Paragraph 6 are correct as of the date of this Agreement. Said representations and warranties shall survive the Closing for a period of one year from the date of the Closing:

                  (a) Buyer has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of Buyer and is fully enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

                  (b) No broker, finder, agent or other intermediary has acted for or on behalf of Buyer in connection with this Agreement and the transactions contemplated hereby, nor is any third party entitled to any fee or commission in connection herewith.

         7. Taxes. Buyer shall be responsible for any sales, transfer, excise, documentation, stamp tax or other taxes levied in connection with and/or applicable to the sale and transfer of the Pipeline and Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all claims (including interest, fines, penalties and reasonable attorneys' fees) which are asserted at any time against Seller in connection with any of the foregoing, except to the extent such claims are caused by a breach of the obligations of Seller under this Section 7. At the Closing, Buyer shall pay to Seller the amount Buyer believes in good faith to be due as sales tax as a result of the sale of the Pipeline hereunder and Seller shall file the appropriate return with the appropriate taxing authority and remit such amount to the appropriate taxing authority all in a timely manner. Such payment shall not limit Buyer's obligations under this Section 7. Seller shall deliver to Buyer's Agent a copy of such return along with evidence of payment.

         8. Covenants Subsequent to Closing. From time to time after the Closing, Buyer shall provide to Seller, as reasonably requested by Seller in each instance, access to the books and records relating to the Pipeline for periods prior to the Closing, for Seller's legitimate business purposes, including, without limitation, preparation of tax returns, preparation for tax audits, etc. Buyer shall perform the obligations of Seller and its parent, United States Exploration, Inc., under the contracts described in Exhibit C, except (i) insofar as such obligations do not relate to the Pipeline and



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(ii) insofar as such obligations arise from operations of Seller's parent after the Closing in the Area (as defined in the agreement described in paragraph 2 of Exhibit C).

         9. Indemnification by Seller. Seller shall indemnify and hold Buyer harmless from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, damages, losses, costs and expenses (including reasonable attorneys' fees and court costs) of every kind and nature ("Claims") arising solely out of (i) any misrepresentation or breach by Seller of any representation or warranty contained in this Agreement of which Seller receives written notice from Buyer prior to the survival date for Seller's representations and warranties under Paragraph 5, which notice shall specify in reasonable detail the facts alleged to constitute the breach; or (ii) any nonfulfillment, failure or breach by Seller of or with any covenant, promise or agreement of Seller contained in this Agreement; PROVIDED, that under no circumstances shall Seller be obligated to indemnify Buyer for Claims in excess of the Purchase Price and PROVIDED FURTHER, that Buyer's right to indemnification hereunder shall be its sole remedy in respect of any Claims under this Agreement.

         10. Indemnification by Buyer. Buyer shall indemnify and hold Seller and its current and future officers, directors and stockholders harmless from and against any and all Claims, of every kind and nature arising solely out of (i) any misrepresentation or breach by Buyer of any representation or warranty contained in this Agreement of which Buyer receives written notice from Seller prior to the survival date for Buyer's representations and warranties under Paragraph 6, which notice shall specify in reasonable detail the facts alleged to constitute the breach; (ii) any nonfulfillment, failure or breach by Buyer of or with any covenant, promise or agreement of Seller contained in this Agreement; or (iii) any liability or obligation relating to the Pipeline subsequent to the Closing. Seller's right to indemnification hereunder shall be its sole remedy in respect of any Claims under this Agreement.

         11. Warranty Disclaimer. Except for the express warranties made by Seller in Section 5, Seller makes no representation or warranty of any kind with respect to the Pipeline. All rights and assets comprising the Pipeline are sold AS IS, WHERE IS AND WITH ALL FAULTS. All other warranties that would otherwise arise by operation of law are hereby expressly disclaimed. Without limiting the generality of the foregoing, Seller makes no warranty of title with respect to the Pipeline or any component thereof.

         12. Severability. The agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by a court of competent jurisdiction, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

         13. Notices. Any notice under this Agreement shall be given in writing to the party to whom the notice is addressed, personally by facsimile or by certified mail, return receipt requested, or by private carrier, at the following address or such other address or addresses as may hereafter be furnished in writing by any party hereto:



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                  If to Buyer:    Northern Osage Gas Association L.L.C.
                                  2601 Nations Bank Center
                                  Tulsa, Oklahoma 74119
                                  Fax: (918) 748-0312

                  If to Seller:   United States Exploration, Inc.
                                  1560 Broadway, Suite 1900
                                  Denver, Colorado 80202
                                  Fax: (303) 863-1932

Receipt of any notice sent pursuant to this paragraph shall be the date of personal delivery of such notice or notice by facsimile or, if mailed, three (3) business days after mailing of such notice, or if by private carrier, one (1) business day after sending of such notice, provided such delivery or mailing is in accordance with the terms of this paragraph.

         14. Governing Law. This Agreement and any performance hereunder shall be construed and enforced in accordance with, and governed by, the internal laws of the State of Oklahoma.

         15. Amendment, Assignment. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged, amended, modified or terminated orally, or in any manner other than by an instrument in writing signed by the parties hereto. Except for an assignment to an entity at all times controlled by the assigning party, neither party hereto shall assign this Agreement, or its rights or obligations hereunder, to any third party, and any such assignment in violation of this prohibition shall be void and of no legal effect.

         16. Further Action. Each party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, in the event that Buyer discovers any easement or right-of-way constituting part of the Pipeline that is owned by Seller and is not specifically described in the Quit Claim, Seller shall, at Buyer's request and expense, execute another instrument of transfer in the same form as the Quit Claim assigning all of its right, title and interest in such easement or right-of-way to Buyer

         17. Section Headings. The headings of the several sections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

         18. Facsimile Signatures. Facsimile signatures shall be binding as executed originals. The parties shall promptly exchange executed originals through overnight conveyance.



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         19. Knowledge Representations. Except as specifically indicated in
Section 5(g), representations and warranties in this Agreement based on the knowledge of Seller mean the actual knowledge of the current officers of Seller.

         IN WITNESS WHEREOF, the parties hereto executed this Agreement effective as of the day and year first above written.

                                        SELLER:

                                        United States Gas Gathering Co., Inc.


                                        By: /s/ Bruce D. Benson
                                           -------------------------------------
                                        Name: Bruce D. Benson
                                             -----------------------------------
                                        Title: President
                                              ----------------------------------


                                        BUYER:

                                        Northern Osage Gas Association, L.L.C.


                                        By: /s/ Stephen W. Dixon
                                           -------------------------------------
                                        Name: Stephen W. Dixon
                                             -----------------------------------
                                        Title: Manager
                                              ----------------------------------



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